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                                                                 EXHIBIT 10.4(b)

                     FIRST AMENDMENT TO BMC SOFTWARE, INC.
                       2000 EMPLOYEE STOCK INCENTIVE PLAN

         WHEREAS, BMC SOFTWARE, INC. (the "Company") has heretofore adopted the BMC SOFTWARE, INC. 2000 EMPLOYEE STOCK INCENTIVE PLAN (the "Plan") for the benefit of certain employees of the Company and its subsidiaries; and

         WHEREAS, the Company desires to amend the Plan in certain respects;

         NOW, THEREFORE, the Plan shall be amended as follows, effective as of January 1, 2000:

         1. The following new Subparagraph (d) shall be added to the end of Paragraph IV of the Plan:

                  "(d) DELEGATION OF AUTHORITY BY THE COMMITTEE. Notwithstanding the preceding provisions of this Paragraph IV or any other provision of the Plan to the contrary, the Committee may from time to time, in its sole discretion, delegate to the Chief Executive Officer of the Company the administration (or interpretation of any provision) of the Plan, and the right to grant Awards under the Plan, insofar as such administration (and interpretation) and power to grant Awards relates to any person who is not subject to Section 16 of the 1934 Act (including any successor section to the same or similar effect). Any such delegation may be effective only so long as the Chief Executive Officer of the Company is a Director, and the Committee may revoke such delegation at any time. The Committee may put any conditions and restrictions on the powers that may be exercised by the Chief Executive Officer of the Company upon such delegation as the Committee determines in its sole discretion. In the event of any conflict in a determination or interpretation under the Plan as between the Committee and the Chief Executive Officer of the Company, the determination or interpretation, as applicable, of the Committee shall be conclusive."

         2. As amended hereby, the Plan is specifically ratified and reaffirmed.